UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CLST HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CLST HOLDINGS, INC.,
formerly CellStar Corporation

July 10, 2007

To CLST Holdings, Inc. Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of CLST Holdings, Inc., formerly CellStar Corporation, to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on Tuesday, July 31, 2007, at 10:00 a.m., Dallas time. CLST Holdings, Inc. is also sometimes referred to herein as “we,” “our,” “us,” or the “Company.”

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Annual Meeting, which consists of the election of one Class I director, one Class II director, and one Class III director of the Company and such other business as may properly come before the Meeting. The three nominees proposed by the Board of Directors for election are Jere W. Thompson as the Class I director for a term of one year, John L. (“J.L.”) Jackson as the Class II director for a term of two years, and Dale V. Kesler as the Class III director for a term of three years, all of whom are currently members of the Board. Robert A. Kaiser, a director of the Company, voted against the selection of these nominees by the Board.

Also attached is a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and the amendment to that Report.

Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

Timothy S. Durham, Manoj Rajegowda and Mr. Kaiser (the “Durham Group”) are soliciting proxies for their election to the Board of Directors. The Board of Directors (excluding Mr. Kaiser) believes that its nominees, Mr. Thompson, Mr. Jackson and Mr. Kesler, are well-qualified to manage the Company in the stockholders’ best interests, believes that a vote in favor of the election of Mr. Thompson, Mr. Jackson, and Mr. Kesler at the Annual Meeting is in the best interests of the stockholders and recommends a vote “FOR” the election of each such director. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed WHITE proxy card promptly or vote via the Internet or by telephone.

Your vote is very important, regardless of the number of shares you own. If you send in a proxy card furnished by the Durham Group, you may change your vote by signing, dating and returning the enclosed WHITE proxy card or by voting via the Internet or by telephone.

To be elected, a nominee for director must receive the affirmative vote of the holders of a plurality of the votes cast at the Meeting. Only stockholders who owned shares of CLST Holdings, Inc. Common Stock at the close of business on June 27, 2007, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. To vote your shares you may use the enclosed WHITE proxy card, vote via the Internet or by telephone, or attend the Annual Meeting and vote in person. On behalf of the Board of Directors (excluding Mr. Kaiser), I urge you to complete, sign, date and return the enclosed WHITE proxy card, or vote via the Internet or by telephone, as soon as possible, even if you currently plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy or voted via the Internet or by telephone.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. which is assisting us, toll-free at (888) 869-7406.

Thank you for your support of the Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Dale V. Kesler
Chairman of the Board

This Proxy Statement is dated July 10, 2007,
and is first being mailed to CLST Holdings, Inc. stockholders on or about July 13, 2007.

CLST HOLDINGS, INC.

601 S. Royal Lane
Coppell, TX 75019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00a.m., Dallas, Texas Time on Tuesday, July 31, 2007.
Place:	Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240
Items of Business:	1.	To elect one Class I director for a term expiring in 2008, one Class II director for a term expiring in 2009, and one Class III director for a term expiring in 2010; and
	2.	To transact such other business as may properly come before the Meeting.
Who May Vote:

You can vote if you were a stockholder of record as of the close of business on June 27, 2007, the record date for the Annual Meeting. Your vote is important. To be elected, a nominee for director must receive the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting. Stockholders may vote for or withhold voting for any or all nominees for the Board of Directors. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will not be counted either for or against the election of the nominees and, therefore, will not affect the outcome of the election of directors. A complete list of CLST Holdings, Inc. stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of CLST Holdings, Inc. during regular business hours for a period of no less than ten days before the Annual Meeting and at the Annual Meeting.

How to Vote:	If your shares are held in registered/certificate form:
1.

Vote by Internet:  Go to the website http://www.proxyvoting.com/clst. Have your 11-digit control number listed on the WHITE proxy card ready and follow the online instructions. The 11-digit control number is located in the rectangular box on the right side of your voting instruction form.

	2.	Vote by Telephone: Call toll-free (866) 540-5760. Have your 11-digit control number listed on the WHITE proxy card ready and follow the simple instructions.
	3.	Vote by Mail: Mark, sign, date and return your WHITE proxy card in the postage-paid return envelope provided.
	4.	Vote in Person: Attend the Annual Meeting on July 31, 2007 and vote your shares in person.
If your shares are held in the name of a bank, brokerage firm or other nominee:
1.

Vote by Internet:  Go to the website http://www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

	2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follows the simple instructions.
	3.	Vote by Mail: Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.
	4.	Vote in Person: To vote in person, you must request a legal proxy from your bank or broker.

Recommendation:	After careful consideration, the Board of Directors (excluding Robert A. Kaiser) recommends that you vote “FOR” each of the nominees.

If you send in a proxy card furnished by Timothy S. Durham, Manoj Rajegowda and Robert A. Kaiser, you may change your vote by signing, dating and returning the enclosed WHITE proxy card or by voting via the Internet or by telephone.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

Sherrian Gunn
Chief Executive Officer

If you have questions, contact:

CLST Holdings, Inc.
601 S. Royal Lane
Coppell, Texas 75019
Attention: Chief Executive Officer
(972) 462-3530

If you need assistance voting your shares, contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(888) 869-7406 (toll free)
Banks & Brokers Call Collect: (212) 269-5550

Your vote is important. Please complete, date, sign and return your WHITE proxy card or voting instruction form, or vote via the Internet or by telephone at your earliest convenience so that your shares are represented at the meeting.

Coppell, Texas, July 10, 2007

CLST HOLDINGS, INC.

601 S. Royal Lane
Coppell, TX 75019

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held July  31, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies (“Proxies”) by the Board of Directors of CLST Holdings, Inc., formerly CellStar Corporation (the “Company” or “CLST”), for use at the 2007 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on Tuesday, July 31, 2007, at 10:00 a.m., Dallas time, or at such other time and place to which the Meeting may be adjourned. This Proxy Statement is dated July 10, 2007, and is first being mailed to CLST Holdings, Inc. stockholders on or about July 13, 2007.

All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted FOR the election of the three persons named under “Election of Directors” as nominees for election as Class I, II, and III directors.

The board of directors of the Company (the “Board” or the “Board of Directors”) knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

Timothy S. Durham, Manoj Rajegowda and Robert A. Kaiser (the “Durham Group”) are soliciting proxies for their election to the Board of Directors. The Board of Directors (excluding Mr. Kaiser, who is currently a director of CLST) believes that its nominees, Jere W. Thompson, John L. (“J.L.”) Jackson, and Dale V. Kesler, are well-qualified to manage the Company in the best interests of all the stockholders. Furthermore, all of the current members of the Board of Directors believe that they have acted in the best interests of all stockholders during their terms as directors.

A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, by voting via the Internet or by telephone or by voting the shares in person at the Meeting.

BACKGROUND

The Company’s last annual meeting was held in November 2004, and the next regularly scheduled annual meeting would have been in May 2005. However, the Company was not able to have a meeting in May 2005 because the Company was unable to timely file the Company’s current reports on Form 10–K for fiscal 2004 or Forms 10–Q for the first, second and third quarters of 2005 until it resolved accounting issues relating to certain accounts receivables and revenues in its Asia Pacific Region. The Company became current with all of its periodic filings in October 2005 (the 2004 Form 10-K was filed September 6, 2005, and the Forms 10–Q for the first, second and third quarters of 2005 were filed October 11, 2005). At that time, the Company evaluated whether or not to hold an annual meeting. However, there was a concern that if any members of the current Board decided not to accept a nomination for re-election the Company would have a difficult time finding new independent directors to fill the vacancies in light of the Company’s issues in its Asia-Pacific region. The Company was particularly concerned that if Mr. Kesler refused to stand for re-election, the Company would be left without an Audit Committee Chairman. Mr. Kesler had expressed concerns about the viability of the Company and the adequacy of its internal controls and wanted the Company to examine the possibility of being acquired. Because the Company was at that time exploring strategic alternatives to enhance stockholder value, including the sale of the Company, it decided to postpone the annual meeting since stockholder approval would be required for any sale or merger, and it would be inefficient and more costly to hold two separate meetings. The process went on longer than expected, and the sale of the Company was not concluded until March 30, 2007.

Contacts with Certain Stockholders

The Company has had the following contacts and interactions with Messrs. Durham, Kaiser and Rajegowda and their affiliates relating to and leading up to the solicitation by the Durham Group:

On July 12, 2006, Mr. Durham and two of his associates met with Mr. Kaiser and Ms. Sherrian Gunn, currently the Company’s Chief Executive Officer, President, and Chief Financial Officer. The purpose of the meeting was discuss the condition of the Company. During the meeting, Mr. Kaiser commented that he was working with a fatigued Board. Mr. Durham asked if they would consider selling the Company to enable them to leave the Board. He also said that something may need to be done to get some of the directors off the Board and to add new Board members. Mr. Kaiser said that they wanted the Company to engage in a transaction that would give the directors an easy way to leave the Board. In response to a question about why the Company had not held an annual meeting of stockholders, Mr. Kaiser said that Mr. Kesler would be up for re-election and that Mr. Kaiser was concerned that Mr. Kesler would not accept the nomination, and that the Board would lose its Chairman of the Audit Committee. One of Mr. Durham’s associates suggested the name of a potential nominee for director who could be Chairman of the Audit Committee.

On December 21, 2006, Mr. Brian Ladin of Bonanza Capital, Ltd., a stockholder of the Company, sent a letter to the Board criticizing the directors for authorizing the Company to enter into the agreement to sell the Company’s United States and Miami-based Latin American operations. Among other things, Mr. Ladin demanded that the directors, excluding Mr. Kaiser, immediately resign from the Board.

On January 4, 2007, management of the Company met with Mr. Ladin, Mr. Timothy Durham, and other stockholders to discuss the Company’s recent announcement that it had entered into agreements to sell the Company’s United States and Miami-based Latin American operations and the sale of the Company’s Mexico operations.

On March 28, 2007, the Company’s stockholders approved the sale of the Company’s United States and Miami-based Latin American operations and the sale of the Company’s Mexico operations, which transactions were subsequently consummated, and adopted a plan of dissolution for the Company.

On March 28, 2007, Mr. Ladin sent a letter to the Board requesting the directors work with significant stockholders of the Company to nominate a slate of at least four directors to oversee the dissolution of the Company.

On April 3, 2007, Mr. Richard D. Squires, a stockholder of the Company, sent a letter to the Board and management requesting a meeting to discuss the dissolution of the Company.

On April 6, 2007, Ms. Elaine Flud Rodriguez, the Company’s General Counsel, sent letters to Mr. Ladin and Mr. Squires that, among other things, said that the Board was aware of its duties to act in the best interests of all stockholders and to implement the dissolution plan the stockholders approved. In addition, the Board believed that execution of the plan in the manner described in the proxy statement for the special meeting of stockholders would maximize stockholder value, and would realize the maximum amount of cash for distribution to stockholders as quickly as possible. The letters also offered Mr. Ladin and Mr. Squires the opportunity to meet with Mr. Kesler and Mr. Jackson.

On April 11, 2007, Mr. Kesler and Mr. Jackson met with Mr. Squires and on April 12, 2007, they met with Mr. Ladin. The purpose of the meetings was to discuss Mr. Squires’s and Mr. Ladin’s concerns about the dissolution of the Company and the distribution of the Company’s assets and their views about potential Board members. In the meeting with Mr. Squires, he said that he wanted the Board to be comprised of three directors: Mr. Kaiser, another current director, and a designee of Mr. Squires. He believed Mr. Kaiser’s stock ownership in the Company made him a better representative of the stockholders than the other directors. In addition, he wanted the Company to liquidate its assets and distribute proceeds as quickly as possible and not wait for resolution of the Securities and Exchange Commission’s investigation described in the proxy statement for the special meeting of stockholders held March 28, 2007 (the “SEC Investigation”), only retaining those amounts required pursuant to the agreement to sell the Company’s United States and Miami-based Latin American operations. Mr. Ladin voiced similar positions in his meeting with Mr. Kesler and Mr. Jackson, except that he demanded that a dividend be paid to the stockholders within two weeks and said that if the current Board did not agree to step down, he would initiate a proxy contest to nominate a slate of directors to the Board that would include Mr. Kaiser.

On April 13, 2007, Mr. Durham’s attorney sent a letter to the Board demanding that the Board immediately call an annual meeting of stockholders for a date not later than May 31, 2007, for the purpose of filling all of the authorized seats on the Board and for considering any proposals properly made by stockholders for consideration at the meeting. The letter also demanded that the Board give Mr. Durham the opportunity to propose to the Board one or more persons for nomination by the Board to stand for election in the proposed meeting or to propose persons for inclusion in the Company’s proxy materials as nominees for election to the Board. In the event the Board did not respond to this demand for an annual meeting, the letter also demanded that Mr. Kaiser, in his capacity as Chairman of the Board, call a special meeting of stockholders for the purposes described above. By letter to the other directors dated April 14, 2007, Mr. Kaiser called a special meeting. After a discussion of this matter with the full Board at a meeting on April 17, 2007, he withdrew his call for the special meeting when the Board decided to hold an annual meeting by the end of June, 2007.

On April 23, 2007, Mr. Ladin wrote the directors requesting that the Company call an annual stockholders meeting for the week of June 4, 2007. The main purpose of the meeting would be to elect directors to the Board.

On April 26, 2007, Mr. Kesler, Mr. Jackson, Ms. Rodriguez and outside counsel for the Company met with Mr. Durham, his attorney, and Mr. Pat O’Donnell, a stockholder of the Company and a member of a group of stockholders, including Mr. Durham, that had jointly filed a Schedule 13D. The purpose of the meeting was to discuss Mr. Durham’s desire that the current Board resign and that the Board should consist of between five and seven persons, none of whom should be current or former officers or directors of the Company and all of whom should be persons nominated by or representing major stockholders of the Company. Mr. Durham and Mr. O’Donnell said that they both wanted to be on the new Board. Mr. Durham and Mr. O’Donnell believed that the major stockholders of the Company were better suited to conduct the Company’s business in the foreseeable future in a manner that maximizes the value of the interests of all of the Company’s stockholders than the existing Board. Mr. Durham and Mr. O’Donnell expressed a desire to meet with major stockholders of the Company to discuss having representation on the Board.

On April 26, 2007 the Company announced that it intended to hold an annual stockholders meeting on or before June 29, 2007 to elect the entire Board.

On April 28, 2007, Mr. Durham’s attorney sent a letter to the Company’s outside counsel memorializing the April 26th meeting.

On May 7, 2007, Mr. Kesler and Mr. Jackson met with Mr. Marcelo Claure, a stockholder of the Company, and his attorney to hear Mr. Claure’s views about the management of the Company. Mr. Claure said that he would like the Board to distribute the proceeds from the asset sales as soon as possible consistent with the related agreements and hoped there would be some way for the distribution to be made without regard to the resolution of the SEC Investigation. He also proposed that the Board consist of only one independent director.

On May 8, 2007, Mr. Jackson and Ms. Gunn held a telephonic discussion with representatives of MC Investment Partners, a stockholder of the Company, including Mr. Rajegowda. They, too, expressed the desire to have the proceeds distributed as promptly as possible and that the SEC Investigation be addressed in a way that would not delay the distribution. The representatives also said that they had no issues with the Board or management of the Company.

On May 11, 2007, Ms. Rodriguez had a telephonic discussion with representatives of Stark Investments, a stockholder of the Company. They said that, in the absence of other information, they would be inclined not to change the members of the Board, but that they might be willing to support a slate of nominees who would make a distribution to stockholders prior to the resolution of the SEC Investigation if they understood the motives of those nominees and the nominees were committed to following the plan of dissolution approved by the Company’s stockholders.

On May 14, 2007, Mr. Kaiser wrote a letter to the other directors that, among other things, suggested that the number of directors be reduced to three and that Mr. Kesler, Mr. Jackson, and Mr. Kaiser be the three directors.

On May 16, 2007, Mr. Ladin wrote a letter to Mr. Kesler, Mr. Jackson and Mr. Kaiser that said that the best interests of the stockholders would be served by the immediate election of Mr. Durham and Mr. Ladin to the Board of Directors to serve along with Mr. Kaiser until the annual stockholders meeting could be held. On May 17, 2007, Mr. Squires wrote a letter to the same persons containing the same request as Mr. Ladin’s letter.

On May 18, 2007, Mr. Kesler sent a letter to Stark Investments, Mr. Durham, Mr. Claure, Mr. Ladin, Mr. Squires, Mr. Rajegowda, and Moorehead Communications, Inc., significant stockholders of the Company, stating the Company’s intention to hold an annual stockholders meeting to elect the entire Board and reiterating that the Board intended to make distributions, including a $1.00 dividend, to stockholders as promptly as possible but not until the SEC Investigation was resolved. The letter also proposed that the current Board would have no objection to considering the election of a new slate of directors who represent the interests of all stockholders under the following circumstances: (i) the addressees of the letter and other stockholders they chose to contact submit to the Board a slate of nominees for director that they would like the Board to consider nominating in the Company’s annual meeting proxy statement; (ii) the slate would have the written support of holders of a majority of outstanding shares of the Company’s common stock or a lesser amount if the number of shares supporting the slate that would, if voted at the annual meeting, be sufficient to ensure the election of the slate against any other slate of nominees; (iii) a description of the qualifications of each nominee, his or her affiliations with any stockholders, his or her plans for conducting the dissolution of the Company, including a commitment to the payment of all of the net proceeds to stockholders, and other information required by Article 9(c) of the Company’s Amended and Restated Certificate of Incorporation or the Securities and Exchange Commission’s proxy rules; and (iv) an explanation of how they would address the concern that Grant Thornton LLP (“Grant Thornton”), the Company’s auditors, and Ms. Gunn had expressed about continuing as the Company’s auditors and as Chief Executive Officer if a new Board is elected. The letter also said that the annual meeting would be held during July, 2007. The letter requested a response by June 1, 2007.

On May 18, 2007, Mr. Durham’s attorney sent a letter to Mr. Kesler in response to Mr. Kesler’s letter dated the same day. The letter stated that Mr. Durham was disappointed in the Board’s proposal described above and believed that the Board breached its fiduciary duties by placing conditions on stockholder participation in the director nominating process that were not present in the Company’s Bylaws, Amended and Restated Certificate of Incorporation or applicable law and breach. The letter also requested that the Company provide Mr. Durham with copies of all written communications and written summaries of all oral communications between Grant Thornton and members of the Board or management (i) in which Grant Thornton indicated concern and uncertainty about continuing as the Company’s auditors if a new Board is elected, (ii) indicated the persons who Grant Thornton preferred to be members of the Board and the reasons those persons are suited to be members of the Board, and (iii) relating to the make up of the Board or which sought to influence Grant Thornton’s opinion of Mr. Durham or other prospective nominees for the Board. The letter also requested copies of the minutes of the Board meeting and other materials at which the proposal by the Board outlined in the May 18th letter were adopted.

On May 19, 2007, Mr. Ladin wrote a letter to Mr. Kesler, Mr. Jackson, and Mr. Kaiser repeating his proposal in his letter dated May 16, 2007, that the best interests of the stockholders would be served by the immediate election of Mr. Durham and Mr. Ladin to the Board to serve along with Mr. Kaiser until the annual stockholders meeting could be held and providing biographical and other information about these persons.

On May 22, 2007, outside counsel for the Company sent a letter to Mr. Durham’s attorney in response to his letter of May 18, 2007 to Mr. Kesler. Counsel’s letter stated that Mr. Durham was free to participate in any director nominating process pursuant to the Company’s bylaws, the Company’s certificate of incorporation, or applicable law, and that the proposal by the Board in the letter from Mr. Kesler gave Mr. Durham and other stockholders a means by which their nominees could become the only nominees named in the Company’s proxy statement and did not take away any other rights they may have. The letter also clarified the fact that with respect to the views of Grant Thornton set forth in Mr. Kesler’s letter, there were no written communications between Grant Thornton and members of the Company’s Board or management in which Grant Thornton indicated some concern and uncertainty about continuing as the Company’s auditors if a new Board is elected. The letter stated that (i) management orally described to Grant Thornton the concerns certain stockholders expressed about the composition of the Board, (ii) Grant Thornton orally informed management that they do not ordinarily provide services to companies that are in liquidation, but, following their client reacceptance process regarding the Company, they would continue to represent the Company as it goes through the liquidation process pursuant to the plan approved by the stockholders, (iii) if there were changes to such plan, or if the Company decided not to follow the plan, Grant Thornton would need to reevaluate their client reacceptance decision, (iv) Grant Thornton orally informed management that, as an ordinary part of their practice, when there is a change in management or the board of a client, they perform an evaluation of the client to determine if they will continue as the company’s auditors, (v) Grant Thornton did not orally or in writing indicate any persons they preferred to be members of the Board, and (vi) neither the Company nor its representatives, directors, officers, or employees had any written or oral communications with Grant Thornton relating to the make up of the Board other than described in the letter or that sought to influence Grant Thornton’s opinion of prospective nominees for the Board. The letter also said that Ms. Gunn may need to reevaluate her desire to remain in the same management capacity if the Company were to change the plan of dissolution or choose not to follow the plan approved by the stockholders, or if changes were made in the make-up of the Board. In addition, the letter excerpted relevant portions of Board minutes relating to the letter.

Grant Thornton advised the Company that the reduction of the number of directors to three, as described under “Election of Directors,” would not of itself cause them to reevaluate their continued service as the Company’s auditors. They also advised the Company that the election of one or more of the nominees from the Durham Group would, consistent with clause (iv) in the immediately preceding paragraph, cause them to undertake their normal evaluation of the Company to determine if they would continue as the Company’s auditors. This process would, among other things, involve discussions with the newly elected directors to determine the effect the election of any such persons had on the Company’s governance and strategic direction.

On May 25, 2007, Mr. Durham filed a petition in Delaware Chancery Court seeking, among other things, an order pursuant to Section 211 of the Delaware General Corporation Law compelling the Company to hold an annual meeting of stockholders. Mr. Durham has taken no action with respect to this complaint since the Company set the annual meeting for July 31, 2007.

On June 5, 2007, the Nominating Committee of the Board, consisting of Mr. Thompson (Chairman), Mr. Kesler, Mr. Jackson, and Dr. Da Hsuan Feng, met to discuss the slate of directors to be approved by the Board. Present were Mr. Thompson, Mr. Kesler, and Mr. Jackson. Dr. Feng was unable to attend. The Committee noted that the May 18, 2007 letter from Mr. Kesler to significant stockholders had requested a response from them by June 1, 2007 if they wanted the Board to consider a slate of nominees proposed by the significant stockholders. There was no response. The Committee requested that Mr. Kesler contact Mr. Durham, Mr. Ladin, and Mr. Squires to see if they would be willing to be nominated by the Board for election as a director of the Company. The Committee recessed the meeting and reconvened it on June 6, 2007, with the same members present. Mr. Kesler reported that Mr. Durham would be interested in serving as a director, but that he would need to know who the other nominees would be, Mr. Ladin agreed to serve on the Board, and Mr. Squires was not interested in becoming a director. After reviewing biographical information regarding Mr. Durham and Mr. Ladin and discussing their qualifications and the qualification of each current member of the Board, the Committee determined that it would recommend to the Board that Mr. Kesler, Mr. Jackson, and Mr. Durham be the nominees for director at the annual meeting. If Mr. Durham declined to be a nominee, Mr. Thompson would take his place.

On June 7, 2007, the Board met to, among other things, approve the slate of nominees for director to be submitted to the stockholders. Present were Mr. Kesler, Mr. Jackson, Mr. Thompson, and Mr. Kaiser. Dr. Feng was unable to attend. Mr. Thompson gave the report of the Nominating Committee and its recommendation that the slate of nominees be Mr. Kesler, Mr. Jackson, and Mr. Durham. If Mr. Durham, declined to be nominated, Mr. Thompson would be the third nominee. The Board approved the recommendation, with Mr. Kaiser voting against it. Dr. Feng later advised the Company that he approved of these nominees. Mr. Kesler recessed the meeting to place a telephone call to Mr. Durham to see if he would agree to be a nominee for director. Mr. Kesler reported that Mr. Durham wanted to think about whether he would accept the nomination and respond later. In a telephonic conversation after the Board meeting, Mr. Durham’s lawyer told outside counsel for the Company that Mr. Durham would accept nomination if he was allowed to designate a majority of the persons to be nominated for election to the Board. That condition was unacceptable to the Company.

On June 18, 2007, representatives of  the Company’s proxy solicitors spoke with Mr. Rajegowda, who criticized the Company for (i) having too many employees, (ii) paying the Chief Executive Officer too much money, and (iii) delaying the distribution of the proceeds from the asset sales. He said that MC Investment Partners could not support the slate of nominees proposed in the Company’s preliminary proxy statement.

On June 20, 2007, Mr. Durham’s attorney sent a letter to the Company’s Corporate Secretary, on behalf of Mr. Durham, giving notice that Mr. Durham intended to nominate at the annual meeting Mr. Durham, Mr. Kaiser, and Mr. Rajegowda to serve as directors of the Company. According to Mr. Kaiser, Mr. Durham nominated him because if Ms. Gunn left the Company, Mr. Kaiser would have the knowledge and experience to take her place as Chief Executive Officer, President, and Chief Financial Officer.

On June 22, 2007, Mr. Durham’s attorney sent a letter, to the Company requesting certain stockholder materials, including a list of holders of the Company’s outstanding shares of Common Stock and other related records and documents. The Company agreed to provide the materials as required by the Securities and Exchange Commission’s proxy rules.

On June 28, 2007, counsel for Mr. Durham called outside counsel for the Company and proposed that the Company consider nominating a joint slate of nominees with Mr. Durham for election at the annual meeting.  The slate would consist of Mr. Durham, Mr. Kaiser, and another nominee selected by the Nominating Committee.  The Company declined Mr. Durham’s proposal.

On July 2, 2007, the Company notified Mr. Durham’s attorney by letter that the nomination of the nominees of the Durham Group had been made in accordance with the time and information requirements of Article 9(c) of the Company’s Amended and Restated Certificate of Incorporation.

Intentions of Mr. Kesler, Mr. Jackson, and Mr. Thompson

In the plan of dissolution approved during the Company’s special meeting of stockholders on March 28, 2007, the Company stated that no distribution of proceeds from the asset sales would be made until the SEC Investigation was resolved. On June 26, 2007, the Company received a letter from the staff of the Securities and Exchange Commission giving notice of the completion of their investigation related to the Company’s Asia-Pacific Region with no enforcement action recommended to the Commission. Consequently, on June 27, 2007, the Board declared a cash distribution of $1.50 per share on common stock to stockholders of record July 9, 2007. The distribution will be paid no later than July 19, 2007.

If elected as directors, Mr. Kesler, Mr. Jackson, and Mr. Thompson intend to make additional distributions to stockholders in accordance with the plan of dissolution, but there can be no assurance of the timing and amount of any such distributions.

In addition, if elected as directors, Mr. Kesler, Mr. Jackson, and Mr. Thompson intend to reduce the annual retainer fee paid to each director who is not an officer or other employee of the Company from $25,000 to $10,000, to reduce the amount paid to each director from $1,500 to $750 for each meeting of the Board of Directors or committee of the Board of Directors that he attends and to reduce the amount paid from $750 to $500 for each telephonic Board of Directors or committee meeting that he attends. Consistent with current practice, to the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $750 or $500 fee (as applicable) would be paid.

RECORD DATE AND VOTING SECURITIES

The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any postponements and adjournments thereof was the close of business on June 27, 2007 (the “Record Date”), at which time the Company had issued and outstanding 20,553,205 shares of common stock, par value $0.01 per share (“Common Stock”). Common Stock is the only class of outstanding voting securities of the Company.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Meeting. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum is not present, then, in accordance with the bylaws of the Company, Proxies will be used to vote for adjournment. Each share of Common Stock is entitled to one vote with respect to all matters presented for stockholder vote at the Meeting.

To be elected, the nominees for election as a Class I, II or III director must receive the affirmative vote of the holders of a plurality of the votes cast at the Meeting. Stockholders may vote for or withhold voting for any or all nominees for the Board of Directors. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will not be counted either for or against the election of the nominees and, therefore, will not affect the outcome of the election of directors.

“Broker non-votes” (that is, shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy or otherwise advised the Company that it does not have discretionary voting authority, those shares will be treated as not entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of June 27, 2007, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Michael A. Roth and Brian J. Stark c/o Stark Investments 3600 South Lake Drive St. Francis, Wisconsin 53235	3,262,254	(2)	15.9%
Timothy S. Durham, Patrick J. O’Donnell, Henri B. Najem, Jr., Anthony P. Schilchte, David Tornek, Neil E. Lucas, Terry G. Whitesell, and Jonathan B. Swain 111 Monument Circle, Suite 4800 Indianapolis, Indiana 46204-2415	1,882,441	(3)	9.2%
S. Nicholas Walker, The Lion Fund Limited, York Lion Fund, L.P., York Liquidity, LP, York Asset Management Limited, and York GP, Ltd. Deltec House Lyford Cay P.O. Box N1717 Nassau NP, Bahamas	1,446,470	(4)	7.0%

(1)          Based on 20,553,205 shares outstanding as of June 27, 2007.

(2)          Based on a Form 4 filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2007, by Michael A. Roth and Brian J. Stark, filing as joint filers pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ). Mr. Roth and Mr. Stark reported shared voting and dispositive power with respect to all shares owned in an amended Schedule 13G filed on February 14, 2007.

(3)          Based on preliminary proxy materials filed by the Durham Group with the SEC on July 9, 2007. Each individual owner reported on an amended Schedule 13D filed with the SEC on June 1, 2007, sole voting and dispositive power with respect to his individual shares.

(4)          Based on a Schedule 13G filed with the SEC on July 6, 2007. Each individual owner reported sole voting and dispositive power with respect to his or its individual shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of June 27, 2007, by (i) each individual acting as the Company’s Chief Executive Officer, or in a similar capacity, during fiscal 2006, and each of the Company’s four other most highly compensated executive officers who were serving as such on November 30, 2006, based on salary and bonus earned during fiscal 2006 (collectively, the “Named Executive Officers”); (ii) each current director of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Robert A. Kaiser	331,148	(2)	1.6%
Michael J. Farrell	58,537		*
Elaine Flud Rodriguez	30,541		*
Raymond L. Durham	29,403		*
Juan Martinez Jr.	10,269		*
Da Hsuan Feng	14,000		*
John L. (“J.L.”) Jackson	49,250		*
Dale V. Kesler	47,450	(3)	*
Jere W. Thompson	47,740	(4)	*
Sherrian Gunn	9,534
Current Directors and Executive Officers as a Group	494,122	(5)	2.4%

*                    Less than 1%.

(1)          Based on 20,553,205 shares outstanding as of June 27, 2007.

(2)          Includes 36,901 shares held in a partnership controlled by Mr. Kaiser and his wife. Includes options exercisable within sixty days (60) to purchase 133,750 shares.

(3)          Includes 200 shares held jointly with Mr. Kesler’s wife, 1,500 shares subject to options granted under the Directors’ Plan, 32,000 shares subject to options granted under the 1993 Plan and 1,250 shares subject to options granted under the 2003 Plan, all of which options are exercisable within 60 days.

(4)          Includes 1,500 shares subject to options granted under the Directors’ Plan, 32,000 shares subject to options granted under the 1993 Plan and 1,250 shares subject to options granted under the 2003 Plan, all of which options are exercisable within 60 days.

(5)          Includes shares subject to options and shares of Common Stock held by directors and Named Executive Officers more fully described in footnotes 2 through 4 above.

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships. Because the Company has not conducted an Annual Meeting since November 5, 2004, all of our directors will be elected at the meeting. Each class of director will be elected for varying term lengths. The Class I director will be elected for a term of one year, the Class II director for a term of two years, and the Class III director for a term of three years.

Although there are currently five members of the Board of Directors, the Board believes that it is in the Company’s best interest to reduce the number of directors to three, the minimum required by the Company’s Amended and Restated Certificate of Incorporation, thereby, among other things, reducing the amount the Company pays in directors’ fees. Consequently, effective after the Meeting, the number of directors will be three.

The three nominees proposed by the Board of Directors for election as Class I, II, and III directors (the “Nominees”) are as follows:  the Nominee for election as the Class I director is Jere W. Thompson, the Nominee for election as the Class II director is John L. (“J. L.”) Jackson, and the Nominee for election as the Class III director is Dale V. Kesler. Robert A. Kaiser and Dr. Da Hsuan Feng are not standing for re-election as Nominees proposed by the Board. Mr. Kaiser voted against the selection of the Nominees by the Board. Dr. Feng was not present at the Board meeting at which the Nominees were selected, but he later advised the Company that he approved of the Nominees.

Jere W. Thompson, age 75, has served as a director of the Company since October 1999. Mr. Thompson served as President and Chief Executive Officer of The Southland Corporation from 1986 to 1991. Mr. Thompson joined Southland in 1954 and was made Vice President of store operations in 1962. He became Southland’s President in 1973 and was elected to Southland’s Board of Directors in 1961. Mr. Thompson was engaged in private business consulting from 1991 to 1996 when he became the President of The Williamsburg Corporation. Mr. Thompson serves on the Board of Directors and is the former Chairman of The National Center for Policy Analysis. He is also a member of the Board of Visitors of UT Southwestern University Hospitals, and a member and former Chairman of The Development Board and the College and Graduate School of Business Foundation Advisory Council for The University of Texas at Austin. Mr. Thompson currently serves as Chairman of the Nominating Committee of the Board of Directors and also serves on the Audit and Compensation Committees of the Board of Directors.

John L. (“J.L.”) Jackson, age 75, has served as a director of the Company since March 1999. Mr. Jackson served as Chairman and Chief Executive Officer of Global Industrial Technologies, Inc., formerly INDRESCO, from 1993 to 1998. Before joining Global Industrial Technologies, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as a Director and as the President and Chief Operating Officer of Diamond Shamrock Corporation, and was Executive Vice President of Diamond Shamrock and President of its then newly-formed coal unit from 1979 to 1983. Mr. Jackson has served on numerous Boards of Directors, including the Fourth District Federal Reserve Bank of Cleveland, First Republic Bank, American Federal Bank, Hadson Energy Resources and National Gypsum Company. Mr. Jackson currently serves as Chairman of the Compensation Committee of the Board of Directors and also serves on the Audit and Nominating Committees of the Board of Directors.

Dale V. Kesler, age 68, has served as a director of the Company since March 1999 and was elected Chairman of the Board on April 17, 2007. Mr. Kesler retired as an active partner of the professional accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen’s Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world-wide basis for the Audit and Business Advisory practices of Arthur Andersen in 1982 and 1983 and served as the head of the Audit Practice in the firm’s Dallas office from 1973 to 1982. Mr. Kesler also serves on the Board of Directors of Aleris International, Inc., formerly IMCO Recycling Inc., Triad Hospitals, Inc. and through March 2007, ElkCorp, formerly known as Elcor Corporation. Mr. Kesler currently serves as Chairman of the Audit Committee and also serves on the Compensation and Nominating Committees of the Board of Directors.

The Board of Directors (excluding Mr. Kaiser) recommends a vote FOR the election of the Nominees for the Class I, II, and III directors as described above.

ADDITIONAL INFORMATION RELATING TO GOVERNANCE
AND THE MEETINGS OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met twenty times during the 2006 fiscal year. During the 2006 fiscal year, each member of the Board participated in at least 87.5% of all Board and applicable committee meetings held. The Company strongly encourages all members of the Board of Directors to attend the annual meeting each year. For the most recent annual meeting, all directors were in attendance.

Although the Company is no longer listed on the Nasdaq National Market, the Company follows the corporate governance guidelines provided in the Marketplace rules of the Nasdaq Stock Market. The Board of Directors consists of a majority of “independent directors” as such term is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Kesler, Mr. Thompson, Mr. Jackson and Dr. Feng are independent directors. The independent directors meet in regularly scheduled executive sessions at least twice per year.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board or to a particular committee of the Board at the following address: CLST Holdings, Inc., Attn.: Board of Directors, P.O. Box 591, Coppell, Texas, 75019. This information is also available on the Company’s web site at www.clstholdings.com.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 2006 fiscal year are described below.

Compensation Committee.

The Board of Directors has a standing Compensation Committee, which has the power to oversee and recommend to the Board of Directors the compensation policies of the Company and the specific compensation of the Company’s executives. The Board of Directors, or the Compensation Committee, if delegated the authority by the Board of Directors, also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the “1993 Plan”), the Amended and Restated Annual Incentive Compensation Plan (the “Incentive Plan”), the 1994 Amended and Restated Non-Employee Director Nonqualified Stock Option Plan (the “Directors’ Plan”) and the 2003 Long-Term Incentive Plan (the “2003 Incentive Plan”). Messrs. Jackson, Kesler, Thompson and Dr. Feng are the current members of the Compensation Committee. Mr. Jackson serves as Chairman of the Compensation Committee. The Compensation Committee met seven times during the 2006 fiscal year. All members of the Compensation Committee are independent directors as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market.

The Board of Directors has established an arrangement for the granting and issuance of stock options to non-executive employees of the Company under the 2003 Incentive Plan. This arrangement provides for a specified number of options (as recommended by the Compensation Committee to the Board) to be made available for grant to eligible non-executive employees by the Chief Executive Officer during the course of the fiscal year. In the event the entire allotment of options is dispensed before the end of the fiscal year, the Compensation Committee may, but is not obligated to, recommend to the Board that it allocate an additional number of options for distribution to non-executive employees. The Compensation Committee adopted a charter on October 11, 2004, a copy of which is available on the Company’s web site at www.clstholdings.com.

Nominating Committee.

The Board of Directors has a standing Nominating Committee which has the responsibility of (i) evaluating and selecting candidates to fill vacancies on the Board of Directors and (ii) considering director nominees presented by stockholders. Messrs. Jackson, Kesler, Thompson and Dr. Feng are the current members of the Nominating Committee. Mr. Thompson serves as Chairman of the Nominating Committee. The Nominating Committee held one meeting in fiscal 2006.

Early in fiscal 2004, the Nominating Committee adopted a Charter to further define and clarify the roles and responsibilities of its members. The current Nominating Committee Charter was included as Appendix A to the Company’s proxy statement dated January 5, 2004, for its Annual Meeting held February 10, 2004, which was filed with the SEC on December 22, 2003. All members of the Nominating Committee are independent directors, as independence for nominating committee members is defined in the Marketplace Rules of the NASDAQ Stock Market.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character; judgment; relevant business, functional and industry experience; and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. Except as described in the “Background” section, the Nominating Committee has not received any recommended nominees from any stockholders in connection with this Proxy Statement.

One of the functions of the Nominating Committee is to review and consider nominations made by stockholders of the Company. The Company’s Certificate of Incorporation provides that a stockholder may nominate a person or persons for election to the Board of Directors at a meeting of the Company’s stockholders only if written notice of such nomination (a “Stockholder’s Notice”) is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder’s Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. The Certificate of Incorporation requires that the Stockholder’s Notice include: (i) the name, business address and residence address of the nominating stockholder; (ii) a representation that the nominating stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Stockholder’s Notice; (iii) the name, age, business address, residence address and principal occupation of the nominee; (iv) a description of all arrangements or understandings between the nominating stockholder and such nominee or nominees and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the nominating stockholder; (v) any other information relating to the nominating stockholder and such nominee or nominees that is required to be disclosed in a proxy statement or Schedule 13D filing and (vi) the consent of each such nominee to serve as a director of the Company if elected.

Audit Committee.

The Board of Directors has a standing Audit Committee, which has been charged with certain powers and duties including, among others, authority to (i) recommend to the Board the appointment of the firm selected to be independent registered public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent registered public accountants the Company’s annual audit and annual consolidated financial statements and the related opinion, and also including the disclosures and conclusions of the independent accountants related to Management’s Report on Internal Control Over Financial Reporting; (iii) review with management the status of internal accounting controls; (iv) review with the internal auditor the status of internal audit procedures and results; (v) evaluate problem areas having a potential financial impact on the Company that may be brought to the Committee’s attention by management, the independent registered public accountants or the Board and (vi) evaluate the public financial reporting documents of the Company. Although the Company is no longer listed on the Nasdaq National Market, the Company follows the corporate governance guidelines provided in the Marketplace rules of the Nasdaq Stock Market. The Audit Committee is required to have at least three members, all of whom must be “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules, as may be modified or supplemented. Mr. Kesler, Mr. Thompson, Mr. Jackson and Dr. Feng are the current members of the Audit Committee, all of whom have been determined by the Board to meet the independence requirements set forth in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. Dr. Feng joined the Audit Committee in January of 2006. The Audit Committee met thirteen times during the 2006 fiscal year, including two telephonic meetings.

Mr. Kesler has been designated by the Board of Directors as an audit committee financial expert. Mr. Kesler was formerly managing partner at Arthur Andersen’s Dallas/Ft. Worth office and has served on various boards and audit committees of publicly held companies; thus the Board believes Mr. Kesler has the requisite understanding and experience to meet such standard. In addition, the Board determined that Mr. Jackson, Mr. Thompson and Dr. Feng are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements. No member of the Audit Committee participated in the preparation of the financial statements of the Company or any current subsidiaries of the Company at any time during the past three years. In addition, no member of the Audit Committee accepted any consulting, advisory or other compensatory fee from the Company, other than for service on the Board or its committees, and no member of the Audit Committee was an affiliate of the Company or any of its subsidiaries in fiscal 2006.

Report of the Audit Committee of the Board of Directors.

The Audit Committee amended its charter on March 30, 2006. The current copy of  the charter is attached as Exhibit A to this proxy statement. Additionally, the Audit Committee charter is available on the Company’s website at www.clstholdings.com.

In fulfilling its responsibilities as set forth in its charter, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended November 30, 2006. The Audit Committee also discussed with the Company’s independent auditors for fiscal 2006, Grant Thornton, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees , as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Grant Thornton its independence with respect to the Company.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2006, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006, as filed with the SEC as of February 12, 2007, as amended by Amendment No. 1 thereto filed with the SEC as of March 30, 2007, and the Board of Directors approved the recommendation.

The Audit Committee reviewed and discussed the Company’s financial statements for the quarterly periods ended February 28, 2007 and May 31, 2007 with Grant Thornton.

Dale V. Kesler
John L. (“J.L.”) Jackson
Jere W. Thompson
Dr. Da Hsuan Feng

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table summarizes the fees paid or payable to Grant Thornton for services rendered for the fiscal years ended November 30, 2006 and November 30, 2005.

	2006	2005
Audit Fees(1)	2,330,649	$2,600,263
Audit-Related Fees(2)	19,007	1,137,922
Tax Fees(3)	72,000	59,258
All Other Fees	—	—
TOTAL	2,421,656	$3,797,443

(1)          “Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. For fiscal 2006 and 2005, respectively, the amount includes approximately $1.4 million and $1.6 million related to the financial statement audit and $0.9 million and $1.0 million related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          “Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”). For fiscal 2006, the amount relates to an audit of the Company’s 401k plan. For fiscal 2005, the amount includes approximately $1.1 million for the restatement of the Company’s financial statements related to issues identified in the Asia-Pacific Region and the filing of the fiscal 2004 Form 10-K.

(3)          “Tax Fees” for fiscal 2006 and 2005 include fees for statutory tax reporting in Mexico.

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton is compatible with maintaining the principal accountant’s independence, and has determined that it is. The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. Pre-approval by the Audit Committee is required for any engagement of Grant Thornton, subject to certain de minimis exceptions. Annually, the Audit Committee pre-approves services to be provided by Grant Thornton. The Audit Committee also considers the engagement of Grant Thornton to provide other services during the year. In addition to conducting the Company’s 2006 audit, the Audit Committee pre-approved Grant Thornton to provide services to the Company in connection with the statutory tax filings in Mexico, which are considered non-audit matters.

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following table sets forth certain information regarding compensation paid to the Named Executive Officers, for each of the Company’s last three fiscal years.

					Long Term
					Compensation			Securities
		Annual			Awards	Restricted		Underlying
Name and		Compensation			Other Annual	Stock		Options/	All Other
Principal Position	Year	Salary		Bonus*	Compensation	Awards(1)		SARs	Compensation
		($)		($)	($)	($)			($)
Robert A. Kaiser(17)	2006	650,000		390,000	—	657,000	(1)(2)	—	22,661	(3)
Chairman and Chief	2005	591,987	(4)(5)	262,500	—	328,078	(1)	142,025 (6)	24,632	(3)(7)
Executive Officer	2004	450,000		180,000	—	—		5,000	15,953	(3)
Michael J. Farrell(18)	2006	250,000		90,000	—	140,160	(1)(8)	—	7,331	(3)
Executive Vice President	2005	11,378	(9)	10,000	—	43,050	(1)	—	—
of Finance, Chief	2004	—		—	—	—		—	—
Administrative Officer and Treasurer
Elaine Flud Rodriguez(19)	2006	285,000		79,800	—	65,700	(1)(10)	—	6,979	(3)
Senior Vice President,	2005	290,481	(5)	57,000	—	30,750	(1)	—	15,611	(3)(11)
Secretary and General	2004	285,000		100,000	—	—		4,000	5,735	(3)
Counsel
Raymond L. Durham(20)	2006	200,000		64,000	—	65,700	(1)(12)	—	5,813	(3)
Senior Vice President	2005	203,846	(5)	50,000	—	30,750	(1)	—	6,977	(3)(13)
and Chief (Financial	2004	191,500	(14)	72,000	—	—		2,500	5,809	(3)
Officer
Juan Martinez Jr.(21)	2006	130,000		31,200	—	30,660	(1)(15)	—	4,291	(3)
Vice President and	2005	128,323	(5)	29,200	—	9,840	(1)	—	4,140	(3)
Corporate Controller	2004	116,200	(16)	25,100	—	—		1,000	3,691	(3)

       (*) Bonus information includes payments earned in the stated fiscal year but actually paid in the subsequent fiscal year.

       (1) On March 30, 2007, the Restricted Stock Awards vested in connection with the sale of the Company’s United States and Miami-based Latin American operations.

       (2) The value of Mr. Kaiser’s unvested aggregate restricted stock at November 30, 2006, was $851,497.

       (3) Consists of insurance premiums paid by the Company and Company matching contributions to the Named Executive Officer’s 401(k) plan.

       (4) Mr. Kaiser was named Chairman of the Board on May 2, 2005 and assumed responsibility for the Company’s China operations that were previously the responsibility of the Executive Chairman of the Company. In addition, on May 2, 2005, pursuant to an amendment to his employment agreement, his salary was increased to $650,000.

       (5) Includes amounts paid in December 2004 in connection with a one-time Company buyback of up to 80 hours of unused Personal Time Off (PTO) accrued through November 30, 2004, at 50% of the Named Executive Officer’s normal hourly rate.

       (6) On May 2, 2005, Mr. Kaiser was granted 142,025 stock appreciation rights in tandem with the grant of the same number of shares of restricted stock. Pursuant to the terms of Mr. Kaiser’s restricted stock award agreement, the stock appreciation rights expired on December 31, 2005.

       (7) Includes expense reimbursement of $10,000 for legal fees related to estate planning.

       (8) The value of Mr. Farrell’s unvested aggregate restricted stock at November 30, 2006, was $192,559.

       (9) Mr. Farrell was named Executive Vice President of Finance, Treasurer and Chief Administrative Officer on November 15, 2005.

(10) The value of Ms. Rodriguez’s unvested aggregate restricted stock at November 30, 2006, was $110,198.

(11) Includes expense reimbursement of $7,500 for legal fees related to estate planning.

(12) The value of Mr. Durham’s unvested aggregate restricted stock at November 30, 2006, was $110,198.

(13) Includes expense reimbursement of $1,000 for legal fees related to estate planning.

(14) Mr. Durham was named Senior Vice President and Chief Financial Officer on May 26, 2004. His salary was increased to $200,000.

(15) The value of Mr. Martinez’s unvested aggregate restricted stock at November 30, 2006, was $42,919.

(16) Mr. Martinez was named Vice President and Corporate Controller in June of 2004. His salary was increased to $125,000.

(17) Mr. Kaiser served as President and Chief Executive Officer until March 30, 2007, when he resigned in connection with the completion of sale of the Company’s United States and Miami-based Latin American operations. Mr. Kaiser served as Chairman of the Board of Directors until April 17, 2007.

(18) On March 30, 2007, Mr. Farrell was named President and Chief Executive Officer of the Company in addition to his then current positions as Executive Vice President of Finance, Chief Administrative Officer and Treasurer, positions to which Mr. Farrell was appointed on November 15, 2005. On April 9, 2007, Mr. Farrell resigned as President, Chief Executive Officer, Executive Vice President of Finance, Chief Administrative Officer and Treasurer of the Company. Mr. Farrell’s resignation was in connection with the sale of the Company’s United States and Miami-based Latin American operations on March 30, 2007.

(19) On May 18, 2007, Elaine Flud Rodriguez resigned as Senior Vice President, General Counsel, and Secretary of the Company. Ms. Rodriguez’s resignation was in connection with the completion of the sale of the Company’s United States and Miami-based Latin American operations on March 30, 2007.

(20) On April 16, 2007, Raymond Durham resigned as Senior Vice President and Chief Financial Officer. Mr. Durham’s resignation was in connection with the completion of the sale of the Company’s United States and Miami-based Latin American operations on March 30, 2007.

(21) On April 9, 2007, Juan Martinez Jr. resigned as Vice President and Corporate Controller. Mr. Martinez’s resignation was in connection with the completion of the sale of the Company’s United States and Miami-based Latin American operations on March 30, 2007.

Aggregated Option/SAR Exercises During 2006 Fiscal Year and Fiscal Year-End Option/SAR Values.

The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended November 30, 2006, and the number and value of options held on November 30, 2006. None of the Named Executive Officers exercised any options in fiscal 2006.

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at FY-End(#)			Value of Unexercised In-the-Money Options at FY-End($)(1)
Name	Exercise(#)	($)	Exercisable	Unexercisable		Exercisable	Unexercisable
Robert A. Kaiser	—	—	120,000	15,000		—	—
Michael J. Farrell	—	—	—	—		—	—
Elaine Flud Rodriguez	—	—	86,772	14,500	(2)	—	—
Raymond L. Durham	—	—	31,875	6,250	(3)	—	—
Juan Martinez Jr.	—	—	4,975	1,175	(4)	—	—

(1)          The closing price for the Common Stock as reported by the Nasdaq Stock Market on November 30, 2006, the last trading day of fiscal 2006, was $3.48. None of the outstanding options held by the Named Executive Officers have an exercise price of less than $3.48.

(2)          On June 18, 2007, Ms. Rodriguez’s options were canceled.

(3)          On May 16, 2007, Mr. Durham’s options were canceled.

(4)          On May 9, 2007, Mr. Martinez’s options were canceled.

Compensation of Directors.

During the fiscal year ended November 30, 2006, each director of the Company who was not an officer or other employee of the Company received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board of Directors or committee of the Board of Directors that he attended and $750 for each telephonic Board of Directors or committee meeting that he attended. To the extent that any committee meeting was held on the same day as a full Board of Directors meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) was paid.  The Company also paid a per diem fee of $1,500 to each non-employee director for each day such director performed additional services for the Company at the request of the Chief Executive Officer. Mr. Kesler and Mr. Jackson were each paid $15,000 during fiscal 2006 for attending 10 meetings of a special committee of the Board formed in connection with the proposed sale of the Company’s U.S. and Miami-based Latin American operations and the proposed sale of the Company’s Mexico operations. Since Mr. Kesler’s election as Chairman of the Board on April 17, 2007, the Company has paid him $300 per hour for his services as Chairman.

Pursuant to the Directors’ Plan, each non-employee director automatically received an option (the “Initial Option”) to purchase 1,500 shares of Common Stock upon becoming a non-employee director. Each Initial Option vests in full six months after the date of grant, and expires ten years following the date of grant. In addition to the Initial Option, each non-employee director received an annual grant pursuant to the 1993 Plan of an option to purchase 1,000 shares of Common Stock (the “Annual Option”), which option was automatically granted on the date of the first full Board of Directors meeting following the end of each fiscal year. Each Annual Option vests with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant and expires ten years following the date of grant. The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant. The Directors’ Plan terminated on March 3, 2004, and the 1993 Plan terminated on December 3, 2003. The Company began granting shares of restricted stock to its employees and executive officers in November 2005. In connection with these grants, the Board agreed to discontinue the automatic grants to outside directors and determined that the Company will make an annual grant (a “Formula Grant”) of shares of restricted stock pursuant to the 2003 Plan for each non-employee director automatically on the date of the first full Board meeting following the end of each fiscal year. The number of shares to be granted will be determined by the Board of Directors at the time of the grant based upon the pool of shares then available for grant. The awarded shares will vest at the rate of 33 1/3% per year on each anniversary date of grant and will be subject to such other terms and conditions as may be contained in the form of restricted stock award agreement generally used by the Company at the time of grant. In addition, the Board discontinued the Initial Option. During fiscal 2006, each non-employee director who was then serving as such received a grant of 4,500 shares of restricted stock in March 2006. No options were granted to directors in fiscal 2006.

Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof. There were no other arrangements pursuant to which any director was compensated for any service provided as a director during fiscal 2006, other than as set forth above.

Employment Contracts and Termination of Employment and Change in Control Arrangements.

The Company maintained employment agreements with Mr. Kaiser, Mr. Farrell, and Ms. Rodriguez and severance agreements with Mr. Durham and Mr. Martinez  (collectively, the “Agreements” or individually, an “Agreement”). In connection with the sale of the Company’s United States and Miami-based Latin American operations, the related sale agreement required as a condition of closing that the Company pay all amounts due Mr. Kaiser under his Agreement with the Company, including payments due as a result of a change in control of the Company resulting from the sale. To receive those payments, Mr. Kaiser’s employment with the Company had to be terminated. Although Mr. Kaiser would have preferred to remain as Chief Executive Officer and President of the Company after the closing until he believed he had fulfilled the responsibilities of those positions, he agreed to resign on March 30, 2007 so that the closing could be completed.

Mr. Farrell, Ms. Rodriguez, Mr. Durham, and Mr. Martinez resigned after the closing of the sale of the Company’s United States and Miami-based Latin American operations and the sale of the Company’s Mexico operations to reduce the costs to the Company and to receive payments due them under their Agreements, including payments due as a result of a change in control of the Company. Mr. Farrell’s, Ms. Rodriguez’s, Mr. Durham’s, and Mr. Martinez’s Agreements were terminated on April 9, 2007, May 18, 2007, April 16, 2007 and April 9, 2007, respectively. In connection with the resignations, the Company paid Mr. Kaiser, Mr. Farrell, Mr. Martinez, Mr. Durham, and Ms. Rodriguez $3,620,000, $680,000, $322,400, $528,000, and $729,600, respectively.

On April 9, 2007, Sherrian Gunn was named President and Chief Executive Officer of the Company, and on April 16, 2007 she was also named Chief Financial Officer of the Company. Ms. Gunn, who is 51 years old, joined the Company in 2001 as Controller - U.S. Region. In August of 2002, she was given the title of Director of Investor Relations, and in January of 2006, she was promoted to Vice President, Investor Relations and Treasury.

In connection with her appointment as President, Chief Executive Officer and Chief Financial Officer, Ms. Gunn entered into an employment agreement on April 9, 2007, whereby Ms. Gunn agreed to remain employed by the Company to provide wind-down services to the Company in connection with the dissolution and liquidation of the Company. Pursuant to the terms of the agreement, Ms. Gunn will continue her employment with the Company for twelve months at an annual salary of $160,688, which may be extended by mutual agreement of the parties. In addition, Ms. Gunn is entitled to receive $257,100 following her termination without cause by the Company and $266,100 upon her resignation following a change in control of the Company, as such term is defined in the agreement, plus, in each case, any remaining salary that would have been paid through the end of the term of her employment agreement. Ms. Gunn is also entitled to receive a closing bonus upon completion of the term, plus one extension of the term, if necessary.

While Ms. Rodriguez resigned from her previous positions as Senior Vice President, General Counsel, and Secretary of the Company and terminated her Employment Agreement, she has remained employed by the Company as an at-will employee without an employment agreement.

Compensation Committee Interlocks and Insider Participation.

For fiscal 2006, the Compensation Committee of the Board of Directors consisted of Mr. Jackson (Chairman), Dr. Feng, Mr. Kesler, and Mr. Thompson. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served on the compensation committee, or as a director, of another entity, one of whose executive officers served on the Company’s Compensation Committee or on its Board of Directors in fiscal 2006.

Report of the Compensation Committee of the Board of Directors on Executive Compensation.

General.   Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for evaluating and recommending the Company’s executive compensation policies and practices. The Compensation Committee, if delegated the authority by the Board of Directors, also has the power to administer the 1993 Plan, the 2003 Incentive Plan, the Incentive Plan and the Directors’ Plan. The Compensation Committee is currently composed of Mr. Jackson (Chairman), Dr. Feng, Mr. Kesler, and Mr. Thompson.

Compensation Philosophy.   The Company’s philosophy regarding executive compensation reflects its belief that the compensation of executives (i) should be linked to achievement of the Company’s business and strategic goals, (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation, (iii) should recognize individual contributions, as well as overall business results and (iv) should have the ultimate result of attracting, motivating and retaining highly-talented executives for the Company. To achieve these objectives, the Company’s compensation program has consisted of the following elements:

•       Base salary

•       Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company and its divisions from year to year and/or (ii) significant individual contributions

•       Long-term incentive compensation, primarily in the form of restricted stock grants.

Chief Executive Officer’s Fiscal 2006 Compensation.

Mr. Kaiser was appointed Chief Executive Officer of the Company in May 2004. Mr. Kaiser’s Employment Agreement was amended effective May 2, 2005, at which time his salary was increased from $450,000 to $650,000, and Mr. Kaiser assumed responsibility for the Company’s operations in the Asia-Pacific Region. In addition, for fiscal 2006, Mr. Kaiser was awarded a bonus based on the achievement of certain criteria, including the achievement of certain financial goals, the successful implementation of business and strategic objectives, and the successful completion of the 2006 audit. 70% of Mr. Kaiser’s bonus would be based on the achievement of certain financial goals, specifically 35% of Mr. Kaiser’s bonus would be earned for achievement of profit after tax of $2.3 million, 17.5% if cash flow from operations was $3.5 million or greater,  and 17.5% for a return on capital employed in an amount to be determined. 24%

of Mr. Kaiser’s bonus would be based on new business and company strategy, including 6% to retain or replace the lock/line business, 6% to expand the Company’s business with LG Electronics, a manufacturer of cellular telephones, by 15%, 6% for obtaining additional mobile virtual network operators as customers of the Company, and 6% for securing a Motorola distribution agreement in Latin America and the United States. The final 6% of Mr. Kaiser’s bonus would be based upon no material weakness from the 2006 audit.

Compensation of Other Executive Officers.

For the fiscal year ended November 30, 2006, the compensation packages received by the other executives of the Company consisted of base salary, restricted stock awards and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations regarding the appropriate form and level of executive compensation are based in part on the recommendations of management. Such recommendations reflect each individual’s level of responsibility and experience and the assessment of the individual’s contribution to the success of the Company’s business.

Bonuses paid to these executives for fiscal 2006 were discretionary and were awarded for individual achievements that strengthened the Company. Company management provided the Compensation Committee with several factors to consider with regard to each executive’s impact on key corporate initiatives, including the successful execution of the Company’s sale of substantially all of its assets. Bonus payments for executive officers other than the Chief Executive Officer were recommended by the Chief Executive Officer to the Compensation Committee. The Compensation Committee approved the initial recommendations and presented the recommendations to the full Board of Directors, and the Board of Directors approved the bonuses.

In considering restricted stock awards to the Company’s executives, the Compensation Committee reviewed recommendations of executive management, considering each executive’s current and future ability to impact achievement of strategic goals and objectives.

Internal Revenue Code Section 162(m).   Section 162(m) of the Code provides for an annual $1,000,000 limitation (the “Deduction Limitation”) on the deduction that an employer may claim for compensation of each of certain executives but also provides an exception to the Deduction Limitation for certain performance-based compensation. It is the intent of the Compensation Committee to ensure that executive compensation is deductible through such an exception or otherwise, provided that qualification is in the best interests of the Company. The Deduction Limitation was exceeded with respect to Mr. Kaiser’s compensation for fiscal 2006 by $40,000.

John L. (“J.L.”) Jackson
Dr. Da Hsuan Feng
Dale V. Kesler
Jere W. Thompson

COMPARATIVE PERFORMANCE GRAPH

The following chart compares the cumulative total stockholder return on the Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the “Nasdaq Index”) and the Electronics Wholesale Index over the period commencing November 30, 2001, and ending November 30, 2006. The comparison assumes $100 was invested on November 30, 2001, in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance graph is not necessarily indicative of future price performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG CLST HOLDINGS CORP.,

NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON NOV. 30, 2001

ASSUMES  DIVIDEND REINVESTED

FISCAL YEAR ENDING  NOV. 30, 2006

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of such forms furnished to the Company, the Company believes that all filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with for the Company’s 2006 fiscal year, except that Mr. Kaiser did not timely file a Form 4 with respect to the withholding of shares to satisfy tax liability incurred upon the vesting of his restricted stock on May 2, 2006, and Al Goldfield did not timely file a Form 4 with respect to the sale of the Company’s stock  on March 10, 2006.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Chief Executive Officer, the Executive Vice President of Finance, the Chief Financial Officer and the Corporate Controller, as well as the Company’s directors, executive officers and all employees. The Company’s Business Ethics Policy can be found at its Internet website at www.clstholdings.com.

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton as the independent auditors of the Company for the fiscal year ending November 30, 2007. Grant Thornton served as the Company’s independent certified public accountants for the fiscal year ended November 30, 2006. Representatives of Grant Thornton are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s Certificate of Incorporation. Rule 14a-8 provides that a proposal submitted by a stockholder for a regularly scheduled annual meeting should be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company first released its proxy statement to its stockholders in connection with the previous year’s annual meeting. However, if the date of the Company’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials. The Company anticipates that, if it has another annual meeting, the meeting would be no later than May 9, 2008, which would be outside the 30-day period referred to above. Therefore, any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2008 annual meeting of stockholders must be received within a reasonable time before the Company begins to print and mail its proxy materials to be considered for inclusion in the Company’s proxy statement and related proxy for the 2008 annual meeting.

Also, a stockholder proposal intended to be presented at the next annual meeting but not included in the Company’s proxy statement for such meeting must be received by the Company at least 60 days in advance of the date of that meeting or, if the public announcement of the meeting is less than 70 days before the date of the meeting, on or before the tenth day following the date on which the meeting is first publicly announced. According to the Company’s Certificate of Incorporation, a stockholder proposal received outside of this time period will be considered untimely. The persons named in the Company’s proxy for the annual meeting will then have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials. Even if a stockholder makes a timely notification, the persons named in the Company’s proxy for the annual meeting may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

The Company will inform the stockholders of any changes of the dates above in a timely manner and will provide notice of the new dates in a quarterly report on Form 10-Q.

The procedure for nominating a person for election to serve as a director is set forth under “Meetings of Directors and Committees—Nominating Committee.”  Any stockholder proposal must provide the information required by the Company’s bylaws and Certificate of Incorporation and comply with any applicable laws and regulations. All submissions should be made to the Secretary of the Company at the Company’s principal offices at 601 S. Royal Lane, Coppell, Texas 75019.

HOUSEHOLDING

As permitted by the Exchange Act, some brokers and other nominee record holders may deliver only one copy of this Proxy Statement to stockholders residing at the same address, unless such stockholders have notified the Company or their brokers or other nominee record holders of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, the Company will promptly deliver a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request a single copy in the future. All such requests of the Company should be sent to:

CLST Holdings, Inc.

601 S. Royal Lane

Coppell, Texas 75019

Attention: Chief Executive Officer

Phone: (972) 462-3530

OTHER MATTERS

The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to exercise their discretionary authority to vote in accordance with their best judgment.

It is important that your shares be represented at the Meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying WHITE proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote via the Internet or by telephone per the instructions on the enclosed WHITE proxy card or voting instruction form.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington,

D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov under the “Search for Company Filings” button.

MISCELLANEOUS

The entire cost of soliciting Proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to stockholders, will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies personally or by telephone or otherwise, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

We have retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the Annual Meeting at a cost of approximately $10,000 plus expenses.

You should rely only on the information contained in this proxy statement to vote on the proposal to elect the nominees. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 10, 2007.

You should not assume that the information contained in this proxy statement is accurate as of any date other than the date stated in the previous paragraph (or as of an earlier date if so indicated in this proxy statement). This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

If you have any questions about this proxy statement, the Meeting, the proposal to elect the nominee directors, or need assistance with voting procedures, you should contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders call toll free: (888) 869-7406
Bank and Brokers call collect: (212) 269-5550

By Order of the Board of Directors,

Sherrian Gunn
Chief Executive Officer

Coppell, Texas, July 10, 2007

Exhibit A

CLST Holdings, Inc.
Audit Committee Charter

The Audit Committee (the “Committee”) of CLST Holdings, Inc. (the “Company”) is a committee of the Board of Directors. Its primary purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee shall fulfill its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders, potential shareholders, the investment community and others; (ii) reviewing areas of potential significant financial risk to the Company including the systems of internal controls and disclosure controls and procedures which management and the Board of Directors have established;  (iii) monitoring the independence and performance of the Company’s independent accountants and internal audit function; and (iv) reporting on all such matters to the Board of Directors.

Meetings and Memberships

1.                 In meeting its responsibilities, the Committee is expected to provide an open avenue of communication between the internal auditor, the independent accountant and the Board of Directors, including meeting with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately with the Committee.

2.                 The Committee should meet privately in executive session at least annually with internal audit services and the independent accountant to discuss any matters that the Committee believes should be discussed.

3.                 The Committee shall have at least three members, who shall serve at the pleasure of the Board of Directors. All members shall be independent directors. An “independent director” is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

a.                 a director who accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees received by such director for service on the Board of Directors, the Committee or any other committee of the Board of Directors;

b.                a director who is affiliated with the Company or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of the Board of Directors, the Committee or any other committee of the Board of Directors;

c.                 a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

d.                a director who accepted any payments from the Company or any parent or subsidiary of the Company other than fees received by such director for service on the Board of Directors, the Committee or any other committee of the Board of Directors, or who has a Family Member who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

Adopted on 03/30/06.
Amends and replaces version adopted on 12/05/03
Name Changed to CLST Holdings, Inc. on 06/01/07

i.                    compensation for board or board committee service;

ii.                payments arising solely from investments in the Company’s securities;

iii.            compensation paid to a Family Member who is a non-executive employee of the Company or a parent or subsidiary of the Company;

iv.              benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

v.                  loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”);

e.                 a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

f.                   a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

i.                    payments arising solely from investments in the Company’s securities; or

ii.                payments under non-discretionary charitable contribution matching programs;

g.                 a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee of such other entity; or

h.                a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

4.                 All members of the Committee shall be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of such member’s appointment to the Committee. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such person’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Committee shall, in the Board of Directors’ judgment, qualify as an “audit committee financial expert” and possess the following attributes:

a.                 An understanding of generally accepted accounting principles (“GAAP”) and financial statements;

b.                The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

c.                 Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

d.                An understanding of internal controls and procedures for financial reporting; and

e.                 An understanding of audit committee functions.

5.                 The Committee members and the Committee chairman shall be designated by the full Board of Directors upon the recommendation of the Nominating Committee of the Board of Directors. The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors. In carrying out these responsibilities, the Committee believes its policies and procedures should remain flexible so that it can best react to changing conditions and environment and to assure the Board of Directors and shareholders that the Company accounting practices are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

General

1.                 Review and update the Committee’s charter annually.

2.                 Inquire of management, the internal auditor and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

3.                 Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

4.                 Consider and review with management, the independent accountant and the internal auditor:

a.                 The adequacy of the Company’s internal controls and disclosure controls and procedures, including the adequacy of controls and security for management information systems and other information technology.

b.                Any related significant findings and recommendations of the independent accountant and internal audit together with management’s responses thereto.

5.                 Review filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

6.                 Review the Company’s policies relating to compliance with laws and regulations; the Company’s code of conduct; ethics; officers’ expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud. Determine the extent to which the planned audit scope of the internal auditor and independent accountant can be relied on to detect fraud.

7.                 Review legal and regulatory matters that may have a material impact on the financial statements, the Company’s related compliance policies and programs and reports received from regulators.

8.                 Report actions of the Committee to the Board of Directors with such recommendations as the Committee may deem appropriate.

9.                 The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

10.          The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

11.          The Committee shall be empowered to retain independent counsel, accountants or other advisors as it deems necessary to carry out its duties.

12.          The Company shall provide for appropriate funding, as determined by the Committee, for payment of:

a.                 compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

b.                compensation to any advisers employed by the Committee; and

c.                 ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

13.          Annually, prepare a report to the shareholders as required by the Securities and Exchange Commission. The report should be signed by the Chair of the Committee and included in the Company’s annual Proxy Statement, and should state that the Company’s Audit Committee has adopted a written charter.

14.          Provide a report of the Committee’s activities to the Board at regular intervals.

15.          Review and approve all related-party transactions, or designate a comparable body of the Board of Directors to review and approve all related-party transactions.

16.          The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

Management

1.                 Review Management’s Discussion and Analysis (MD&A) included in Form 10-Q and Form 10-K.

2.                 Review with management the Company’s policies and controls, including reporting controls.

Management and Independent Accountant

1.                 Review quarterly results and related public release with management and independent accountant prior to release. Review with management and the independent accountant the Form 10-Q or Form 10-K before it is filed with the SEC.

2.                 Review with management and the Company’s independent public accountants the applicability and impact of any new pronouncements (or exposure drafts) issued by the Financial Accounting Standards Board or other applicable regulatory agencies.

3.                 Review any off-balance sheet structures used by the Company.

Management, Independent Accountant and Internal Auditor

1.                 The Committee shall discuss with management, the internal auditor, and the independent accountant the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).

2.                 Discuss with the Company’s CEO and CFO, internal auditor and the independent accountant, any significant deficiencies or material weaknesses uncovered in the design or operation of internal controls or disclosure controls and procedures during their certification process for the Form 10-Q or Form 10-K, and any fraud discovered involving management or other employees who have a significant role in the Company’s internal controls.

3.                 Review with the internal auditor and independent accountant the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed by the Company and the related degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

Independent Accountant

1.                 Pre-approve, prior to the completion of any audit, all audit services and permissible non-audit services. The Committee shall not be required to pre-approve non-audit services provided to the Company by the independent accountant if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to the auditor during the fiscal year in which such non-audit services will be provided, (ii) such non-audit services were not recognized by the Company at the time of the accountant’s engagement to be non-audit services, and (iii) such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit. The Committee may delegate the authority to grant such pre-approvals to one or more members the Committee, provided that any approvals by less than the full Committee shall be presented to the full Committee at its next scheduled meeting.

2.                 If the Committee pre-approves any non-audit services to be provided to the Company by the independent accountant, such pre-approval shall be disclosed by the Company in its periodic reports, including the Committee’s policies and procedures for pre-approval of services by the independent accountant as well as the percent of fees paid subject to the de minimis exception.

3.                 Confirm with the registered public accounting firm their ultimate accountability to the Board of Directors and the Committee, as representatives of the shareholders. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer, and each such registered public accounting firm must report directly to the Committee.

4.                 Take action, or recommend that the full Board of Directors take action, to oversee the independence of the independent accountant by, among other things, (i) receiving from the independent accountant a formal written statement delineating all relationships between the accountant and the Company, consistent with Independence Standards Board Standard 1, and (ii) actively engaging in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant.

5.                 Review scope of work planned by the independent accountant for the annual audit.

6.                 Review with the independent accountant at the completion of the annual examination:

a.                 The Company’s annual financial statements and related footnotes to establish that the organization’s financial statements constitute a full and meaningful report to its shareholders and creditors.

b.                The independent accountant’s audit of the financial statements and his or her report thereon, including its report on internal controls.

c.                 Any significant changes required in the independent accountant’s audit plan.

d.                Any difficulties or disputes with management encountered during the course of the audit.

e.                 Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards or any other concerns.

f.                   The Company’s compliance with its loan agreements.

g.                 The existence of significant estimates and the rationale behind those estimates as well as any significant changes in such estimates.

h.                All fees paid to the auditors for the previous fiscal year.

i.                   Any significant transactions that were not a normal part of the Company’s business.

j.                    Any change in accounting principles.

k.                Any prior period adjustments.

l.                   The “Management Letter” from the independent accountants.

7.                 Periodically review with the independent accountant the following issues with respect to the Company’s periodic filings:

a.                 All critical accounting policies and practices to be used.

b.                All alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant.

c.                 All other material written communications between the independent accountant and the Company’s management, such as any management letter or schedule of unadjusted differences.

8.                 Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61.

Internal Auditor

1.                 Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Audit Services, or firm used to perform such services.

2.                 Confirm and assure the independence of the internal auditor.

3.                 Review with the Director of Audit Services the audit scope and plan, including the coordination of audit effort between the internal auditor and the independent accountant, to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

4.                 Consider and review with management and the internal auditor:

a.                 Significant findings during the year and management’s responses thereto.

b.                Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c.                 Any changes required in the planned scope of their audit plan.

d.                The internal auditing department budget and staffing.

e.                 The internal audit department charter.

f.                   The internal auditor’s compliance with the Institute of Internal Auditors Standards for the Professional Practice of Internal Audits.

Whistleblower Procedures

1.                Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

2.                Establish procedures for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or audit matters.

PROXY

CLST HOLDINGS, INC.
601 S. Royal Lane
Coppell, Texas 75019

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned stockholder(s) of CLST Holdings, Inc.., a Delaware corporation (the “Company”), hereby appoints Sherrian Gunn and Elaine Flud Rodriguez, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on Tuesday, July 31, 2007, at 10:00 a.m., Dallas time, and at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR each of the nominees listed below. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors (excluding Robert A. Kaiser) recommends that the stockholders vote FOR each of the nominees listed below. Please review carefully the Proxy Statement delivered with this Proxy.

Election of directors:

(i)             Jere W. Thompson as the Class I director for a term of one year;

(ii)         John L. (“J. L.”) Jackson as the Class II director for a term of two years;

(iii)     Dale V. Kesler as the Class III director for a term of three years; and in each case, until their successors are elected and qualified.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Signature
Dated: , 2007
Signature if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59PM EASTERN TIME THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET		TELEPHONE
http://www.proxyvoting.com/clst		1-866-540-5760

Use the Internet to vote your proxy. Have your 11-digit control number listed on the proxy card ready and follow the online instructions. The 11-digit control number is located in the rectangular box on the right side of your voting instruction form.

	OR	Use any touch-tone telephone to vote your proxy. Have your 11-digit control number listed on the proxy card ready and follow the simple instructions.

If you vote your proxy by internet or by telephone, you do not need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.